Exhibit 99.1

News Release

Investor Contact

Ken Diptee

Executive Director, Investor Relations

Dine Brands Global, Inc.

818-637-3632

Media Contact

Thien Ho

Executive Director, Communications

Dine Brands Global, Inc.

818-549-4238

Dine Brands Global, Inc. Reports Third Quarter 2018 Results

Applebee’s Same-Restaurant Sales Increase of 7.7% Sets 14-Year Record

Domestic Quarterly Reported System-Wide Sales Increase 5.1%

IHOP Same-Restaurant Sales Increase 1.2%

Quarterly Reported System-Wide Sales Increase 3.9%

GLENDALE, Calif., October 31, 2018 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar® and IHOP® restaurants, today announced financial results for the third quarter of fiscal 2018.

“Dine Brands continues to make strong progress in its transition to a growth company. We are very pleased with our third quarter performance, as we achieved double-digit growth across key metrics and margin expansion. Applebee’s and IHOP continued to build on their positive sales momentum, outperforming their respective categories. Both brands made considerable strides in their off-premise platforms with the launch of nationwide delivery programs with DoorDash, which we believe will drive sustainable positive sales and traffic,” said Steve Joyce, Chief Executive Officer of Dine Brands Global, Inc.

Mr. Joyce continued, “To remain the leaders in our categories, we are executing on a data-driven enhanced guest-centric strategy. We remain focused on investing in our brands, providing our guests with traffic-driving culinary innovation and exploiting new opportunities to increase market share.”

Third Quarter of Fiscal 2018 Financial Highlights

●

GAAP net income available to common stockholders was $22.8 million, or earnings per diluted share of $1.29, for the third quarter of 2018. This compares to a net loss available to common stockholders of $441.9 million, or a net loss per diluted share of $24.91, for the third quarter of fiscal 2017. The increase in net income was primarily due to non-cash impairment charges totaling $531.6 million in the third quarter of fiscal 2017 related to the write-downs of Applebee’s goodwill and other intangible assets. There was no impairment of goodwill and intangible assets in the third quarter of fiscal 2018.

●

Adjusted net income available to common stockholders was $27.2 million, or adjusted earnings per diluted share of $1.53, for the third quarter of fiscal 2018. This compares to adjusted net income available to common stockholders of $17.5 million, or adjusted earnings per diluted share of $0.98, for the third quarter of fiscal 2017. The increase in adjusted net income was mainly due to higher segment profit as the result of a 7.7% increase in Applebee’s domestic system-wide comparable same-restaurant sales and a decline in income taxes due to a lower corporate tax rate. These items were partially offset by an increase in general and administrative expenses. (See “Non-GAAP Financial Measures” below.)

●

General and administrative expenses were $40.8 million for the third quarter of fiscal 2018 compared to $38.0 million for the third quarter of fiscal 2017. The increase was primarily due to higher personnel-related costs, partially offset by a decline in relocation and recruiting expenses.

First Nine Months of Fiscal 2018 Financial Highlights

●

GAAP net income available to common stockholders was $51.6 million, or earnings per diluted share of $2.90, for the first nine months of fiscal 2018. This compares to a net loss available to common stockholders of $405.8 million, or a net loss per diluted share of $22.90, for the first nine months of fiscal 2017. The increase in net income was primarily due to non-cash impairment charges totaling $531.6 million in the first nine months of fiscal 2017 related to the write-downs of Applebee’s goodwill and other intangible assets. There was no impairment of goodwill and intangible assets in the first nine months of fiscal 2018.

●

Adjusted net income available to common stockholders was $65.2 million, or adjusted earnings per diluted share of $3.66, for the first nine months of fiscal 2018. This compares to adjusted net income available to common stockholders of $64.0 million, or adjusted earnings per diluted share of $3.61, for the first nine months of fiscal 2017. The increase in adjusted net income was mainly due to lower income taxes, partially offset by a decline in segment profit primarily as the result of $30.0 million in franchisor contributions to the Applebee’s national advertising fund in the first nine months of 2018 compared to a franchisor contribution of $4.0 million in the same period of 2017. (See “Non-GAAP Financial Measures” below.)

●

General and administrative expenses were $121.4 million for the first nine months of fiscal 2018 compared to $125.7 million for the same period of fiscal 2017. The decrease was primarily due to lower costs for professional services, partially offset by higher personnel-related costs. General and administrative expenses for the first nine months of fiscal 2017 were inclusive of approximately $9 million of non-recurring cash severance and equity compensation charges and approximately $8 million of costs associated with Applebee’s stabilization initiatives that did not recur in the first nine months of fiscal 2018.

●

Cash flows from operating activities were approximately $61.6 million for the first nine months of fiscal 2018 compared to approximately $31.0 million for the first nine months of fiscal 2017. Adjusted free cash flow was $62.6 million for the first nine months of fiscal 2018. This compares to $29.4 million for the first nine months of fiscal 2017. (See “Non-GAAP Financial Measures” below.)

Same-Restaurant Sales Performance

Third Quarter of Fiscal 2018

●	Applebee’s domestic system-wide comparable same-restaurant sales increased 7.7% for the third quarter of 2018.

●	IHOP’s domestic system-wide comparable same-restaurant sales increased 1.2% for the third quarter of 2018.

First Nine Months of Fiscal 2018

●	Applebee’s domestic system-wide comparable same-restaurant sales increased 5.5% for the first nine months of 2018.

●	IHOP’s domestic system-wide comparable same-restaurant sales increased 1.0% for the first nine months of 2018.

GAAP Effective Tax Rate

Our effective tax rates for the three and nine months ended September 30, 2018 were 24.5% and 32.1%, respectively. The effective tax rates were impacted by the Tax Cuts and Jobs Act (the “Tax Act”) enacted in December 2017, which lowered the federal statutory corporate tax rate from 35% to 21%, beginning in 2018.

During the nine months ended September 30, 2018, we increased our tax provision by $5.7 million related to adjustments resulting from IRS audits for tax years 2011 through 2013. This adjustment increased our effective tax rate for the nine months ended September 30, 2018, offsetting the lower federal statutory corporate tax rate resulting from the Tax Act. Completion of the IRS audits for tax years 2011 through 2013 will allow us to accelerate the collection of certain tax benefits recognized in prior years. As a result, we expect to receive a cash refund of approximately $12 million within the next 12 months.

Financial Performance Guidance for Fiscal 2018

Dine Brands reiterates its financial performance guidance for fiscal 2018 contained in the press release issued on October 31, 2018 and the Form 8-K filed on the same day, except for the revisions noted below.

●

Revised expectations for Applebee’s domestic system-wide comparable same-restaurant sales performance to range between positive 4.5% and positive 5.25%. This compares to previous expectations of between positive 3.5% and positive 4.5%.

●

Revised expectations for IHOP’s domestic system-wide comparable same-restaurant sales performance to range between positive 0.5% and positive 1.5%. This compares to previous expectations of between positive 0.5% and positive 2.0%.

●

Revised expectations for Applebee’s franchisees to develop between 5 and 10 new restaurants globally, the majority of which are expected to be international openings. This compares to previous expectations of between 10 and 15 new restaurants developed globally.

●

Reiterates expectations for the closure of approximately 80 to 90 domestic Applebee’s restaurants. The expected closures will be based on several criteria, including meeting our brand and image standards as well as operational results.

●	Revised expectations for the closure of approximately 20 international Applebee’s restaurants. This compares to previous expectations of approximately 10 international Applebee’s restaurants.

●

Revised expectations for IHOP franchisees and its area licensee to develop between 75 and 85 restaurants globally, the majority of which are expected to be domestic openings. This compares to previous expectations between 85 and 100 restaurants developed globally. We expect the closure of approximately 30 to 40 restaurants, or on a full-year net development basis, a range of 35 to 55 incremental restaurants.

●

Revised expectations for Franchise segment profit to be between approximately $304 million and $310 million. Included in this amount is a one-time $30 million franchise expense that was contributed to the Applebee’s national advertising fund in the first half of 2018. This is in addition to the 2017 contribution of $9.5 million. This compares to previous expectations for segment profit to range between approximately $289 million and $307 million.

●	Reiterates expectations for Rental and Financing segments to generate approximately $37 million in combined profit.

●

Revised expectations for general and administrative expenses to range between $158 million and $162 million, including non-cash stock-based compensation expense and depreciation of approximately $21 million. This compares to previous expectations of between $147 million and $156 million. The upwardly revised projection for general and administrative expenses is primarily due to higher performance-driven personnel-related costs and an increase in litigation expenses.

●

Revised expectations for interest expense to be approximately $62 million. Approximately $4 million is projected to be non-cash interest expense. This compares to previous expectations for interest expense of approximately $61 million, of which approximately $3 million was projected to be non-cash.

●	Reiterates expectations for weighted average diluted shares outstanding to be approximately 18 million shares.

●	Reiterates expectations for the income tax rate to be approximately 26%.

●	Revised expectations for cash flows provided by operating activities to range between $105 million and $120 million. This compares to previous expectations of between $100 million and $120 million.

●	Revised expectations for capital expenditures to be approximately $14 million. This compares to previous expectations of approximately $16 million.

●

Revised expectations for adjusted free cash flow (See “Non-GAAP Financial Measures” below) to range between $106 million and $121 million. This compares to previous expectations for adjusted free cash flow to range between $99 million and $119 million.

●	Revised expectations for GAAP earnings per diluted share to range between $4.08 and $4.23. This compares to previous expectations of between $4.31 and $4.61.

●	Revised expectations for adjusted earnings per diluted share (See “Non-GAAP Financial Measures” below) to range from $5.10 to $5.25. This compares to previous expectations of between $4.95 and $5.25.

2018 Adjusted earnings per diluted share (Non-GAAP) Guidance Table

GAAP earnings per diluted share	$4.08 – $4.23
Closure and impairment charges	0.11
Amortization of intangible assets	0.56
Non-cash interest expense	0.22
Gain on disposition of assets	(0.09)
Debt refinancing costs	0.14
Income tax provision for above adjustments at 26%	(0.24)
Income tax adjustments	0.32

Adjusted earnings per diluted share (Non-GAAP)	$5.10 – $5.25

2018 Adjusted Free Cash Flow (Non-GAAP) Guidance Table

(In millions)
Cash flows from operations	$105 – $120
Approximate net receipts from notes and equipment contracts receivable	15
Approximate capital expenditures	(14)

Adjusted free cash flow (Non-GAAP)	$106 – $121

Third Quarter Fiscal 2018 Results Conference Call Today

The Company will host a conference call to discuss its results on the same day at 6:00 a.m. Pacific Time/9:00 a.m. Eastern Time. To participate on the call, please dial (888) 771-4371 and reference passcode 47647097. International callers, please dial (847) 585-4405 and reference passcode 47647097.

A live webcast of the call will be available on www.dinebrands.com and may be accessed by visiting Events and Presentations under the site’s Investors section. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. A telephonic replay of the call may be accessed from 8:30 a.m. Pacific Time/11:30 a.m. Eastern Time on October 31, 2018 through 8:59 p.m. Pacific Time/11:59 p.m.

Eastern Time on November 7, 2018 by dialing (888) 843-7419 and referencing passcode 47647097#. International callers, please dial (630) 652-3042 and reference passcode 47647097#. An online archive of the webcast will also be available on Events and Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill & Bar and IHOP brands. With approximately 3,700 restaurants combined in 18 countries and approximately 380 franchisees, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: general economic conditions; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health our franchisees; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; possible future impairment charges; the effects of tax reform; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters or other series incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and the Company does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders, “adjusted earnings per diluted share (Adjusted EPS)” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Income (Loss)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
		(as adjusted)		(as adjusted)
Revenues:
Franchise revenues	$162,078	$142,579	$469,332	$450,367
Rental revenues	30,127	30,263	91,292	90,852
Financing revenues	1,894	2,061	6,109	6,280
Company restaurant sales	—	—	—	7,518

Total revenues	194,099	174,903	566,733	555,017

Cost of revenues:
Franchise expenses	78,341	70,033	243,157	209,721
Rental expenses	22,982	22,318	68,411	67,665
Financing expenses	150	449	449	449
Company restaurant expenses	—	17	—	7,807

Total cost of revenues	101,473	92,817	312,017	285,642

Gross profit	92,626	82,086	254,716	269,375
General and administrative expenses	40,753	38,030	121,423	125,701
Interest expense	15,430	15,353	46,110	46,496
Amortization of intangible assets	2,505	2,507	7,513	7,507
Debt refinancing costs	2,532	—	2,532	—
Closure and other impairment charges	217	888	119	3,806
Impairment of goodwill and intangible assets	—	531,634	—	531,634
Gain on disposition of assets	(58)	(35)	(1,535)	(6,387)

Income (loss) before income tax (provision) benefit	31,247	(506,291)	78,554	(439,382)
Income tax (provision) benefit	(7,660)	55,939	(25,181)	26,732

Net income (loss)	$23,587	$(450,352)	$53,373	$(412,650)

Net income (loss) available to common stockholders:
Net income (loss)	$23,587	$(450,352)	$53,373	$(412,650)
Less: Net income (loss) allocated to unvested participating restricted stock	(799)	8,469	(1,793)	6,863

Net income (loss) available to common stockholders	$22,788	$(441,883)	$51,580	$(405,787)

Net income (loss) available to common stockholders per share:
Basic	$1.31	$(24.91)	$2.94	$(22.90)

Diluted	$1.29	$(24.91)	$2.90	$(22.90)

Weighted average shares outstanding:
Basic	17,439	17,742	17,562	17,718

Diluted	17,738	17,742	17,797	17,718

Dividends declared per common share	$0.63	$0.97	$1.89	$2.91

Dividends paid per common share	$0.63	$0.97	$2.23	$2.91

Dine Brands Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	September 30, 2018	December 31, 2017
	(Unaudited)	(as adjusted)
Assets
Current assets:
Cash and cash equivalents	$102,667	$117,010
Receivables, net	94,296	140,188
Restricted cash	41,866	31,436
Prepaid gift card costs	30,186	40,725
Prepaid income taxes	42,398	45,981
Other current assets	3,361	12,615

Total current assets	314,774	387,955
Long-term receivables, net	120,541	126,570
Other intangible assets, net	576,789	582,787
Goodwill	339,236	339,236
Property and equipment, net	195,693	199,585
Deferred rent receivable	78,937	82,971
Non-current restricted cash	14,700	14,700
Other non-current assets, net	9,012	4,135

Total assets	$1,649,682	$1,737,939

Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$23,241	$12,965
Accounts payable	34,877	55,028
Gift card liability	99,769	164,441
Dividends payable	11,398	17,748
Current maturities of capital lease and financing obligations	13,477	14,193
Accrued employee compensation and benefits	19,308	13,547
Deferred franchise revenue, short-term	10,641	11,001
Other accrued expenses	19,540	16,001

Total current liabilities	232,251	304,924
Long-term debt, less current maturities	273,287	1,269,849
Capital lease obligations, less current maturities	54,605	61,895
Financing obligations, less current maturities	38,653	39,200
Deferred income taxes, net	113,320	119,996
Deferred franchise revenue, long-term	65,920	70,432
Deferred rent payable	64,579	69,112
Other non-current liabilities	20,461	18,071

Total liabilities	1,863,076	1,953,479

Commitments and contingencies
Stockholders’ deficit:
Common stock, $0.01 par value; shares: 40,000,000 authorized; September 30, 2018 - 24,990,268 issued, 17,742,654 outstanding; December 31, 2017 - 25,022,312 issued, 17,993,124 outstanding	250	250
Additional paid-in-capital	246,625	276,408
Accumulated deficit	(16,567)	(69,940)
Accumulated other comprehensive loss	(61)	(105)
Treasury stock, at cost; shares: September 30, 2018 - 7,247,614; December 31, 2017 - 7,029,188	(443,641)	(422,153)

Total stockholders’ deficit	(213,394)	(215,540)

Total liabilities and stockholders’ deficit	$1,649,682	$1,737,939

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2018	2017
		(as adjusted)
Cash flows from operating activities:
Net income (loss)	$53,373	$(412,650)
Adjustments to reconcile net income (loss) to cash flows provided by operating activities:
Depreciation and amortization	23,730	23,053
Non-cash stock-based compensation expense	8,016	8,826
Non-cash interest expense	2,689	2,509
Debt refinancing costs	875	—
Closure and other impairment charges	61	3,672
Deferred income taxes	(4,706)	(75,849)
Gain on disposition of assets	(1,535)	(6,422)
Impairment of goodwill and intangible assets	—	531,634
Other	(6,105)	(7,683)
Changes in operating assets and liabilities:
Accounts receivable, net	(7,222)	(1,385)
Current income tax receivables and payables	4,088	(1,699)
Gift card receivables and payables	(22,797)	(26,387)
Other current assets	9,254	(1,336)
Accounts payable	(5,764)	(7,530)
Accrued employee compensation and benefits	5,761	(1,146)
Other current liabilities	1,908	3,393

Cash flows provided by operating activities	61,626	31,000

Cash flows from investing activities:
Additions to property and equipment	(11,018)	(9,608)
Proceeds from sale of property and equipment	655	1,100
Principal receipts from notes, equipment contracts and other long-term receivables	20,029	15,283
Additions to long-term receivables	(6,030)	—
Other	(236)	(356)

Cash flows provided by investing activities	3,400	6,419

Cash flows from financing activities:
Borrowings under Variable Funding Notes	50,000	—
Repayments of Variable Funding Notes	(30,000)	—
Repayment of long-term debt	(9,750)	—
Payment of debt issuance costs	(3,118)	—
Dividends paid on common stock	(39,973)	(52,326)
Repurchase of common stock	(27,880)	(10,003)
Principal payments on capital lease and financing obligations	(10,374)	(10,621)
Tax payments for restricted stock upon vesting	(1,731)	(2,345)
Proceeds from stock options exercised	3,887	2,635

Cash flows used in financing activities	(68,939)	(72,660)

Net change in cash, cash equivalents and restricted cash	(3,913)	(35,241)

Cash, cash equivalents and restricted cash at beginning of period	163,146	185,491

Cash, cash equivalents and restricted cash at end of period	$159,233	$150,250

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income (loss) available to common stockholders to net income (loss) available to common stockholders, as adjusted for the following items: closure and other impairment charges; executive separation costs; amortization of intangible assets; non-cash interest expense; gain or loss on disposition of assets; the combined tax effect of the preceding adjustments; and other tax-related adjustments, as well as related per share data:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
		(as adjusted)		(as adjusted)
Net income (loss) available to common stockholders, as reported	$22,788	$(441,883)	$51,580	$(405,787)
Closure and other impairment charges	217	532,522	119	535,440
Executive separation costs	—	—	—	8,782
Amortization of intangible assets	2,505	2,507	7,513	7,507
Non-cash interest expense	945	846	2,689	2,509
Gain on disposition of assets	(58)	(35)	(1,535)	(6,387)
Debt refinancing charges	2,532	—	2,532	—
Income tax (provision) benefit	(1,597)	(67,490)	(2,943)	(72,054)
Income tax adjustments (1)	—	—	5,744	2,219
Net income (loss) allocated to unvested participating restricted stock	(156)	(9,013)	(482)	(8,211)

Net income (loss) available to common stockholders, as adjusted	$27,176	$17,454	$65,217	$64,018

Diluted net income (loss) available to common stockholders per share:
Net income (loss) available to common stockholders, as reported	$1.29	$(24.91)	$2.90	$(22.90)
Closure and other impairment charges	0.01	26.28	0.00	26.40
Executive separation costs	—	—	—	0.31
Amortization of intangible assets	0.10	0.09	0.31	0.26
Non-cash interest expense	0.04	0.03	0.11	0.09
Loss (gain) on disposition of assets	(0.00)	(0.00)	(0.06)	(0.22)
Debt refinancing charges	0.11	—	0.11	—
Income tax adjustments (1)	—	—	0.32	0.13
Net income (loss) allocated to unvested participating restricted stock	(0.01)	(0.51)	(0.02)	(0.46)
Rounding	(0.01)	—	(0.01)	—

Diluted net income (loss) available to common stockholders per share, as adjusted	$1.53	$0.98	$3.66	$3.61

Numerator for basic EPS-income available to common stockholders, as adjusted	$27,176	$17,454	$65,217	$64,018
Effect of unvested participating restricted stock using the two-class method	3	—	7	(4)

Numerator for diluted EPS-income available to common stockholders after assumed conversions, as adjusted	$27,179	$17,454	$65,224	$64,014

Denominator for basic EPS-weighted-average shares	17,439	17,742	17,562	17,718
Dilutive effect of stock options	299	1	235	11

Denominator for diluted EPS-weighted-average shares and assumed conversions	17,738	17,743	17,797	17,729

(1)

2018: Charges related to adjustments resulting from IRS audits for tax years 2011 through 2013; 2017: unrecognized tax benefits related to domestic manufacturing deduction taken in years prior to 2017.

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash provided by operating activities to “adjusted free cash flow” (cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Nine Months Ended
	September 30,
	2018	2017
	(In millions)
Cash flows provided by operating activities	$61.6	$31.0
Receipts from notes and equipment contracts receivable	12.0	8.0
Additions to property and equipment	(11.0)	(9.6)

Adjusted free cash flow	62.6	29.4
Dividends paid on common stock	(40.0)	(52.3)
Repurchase of Dine Brands common stock	(27.9)	(10.0)

	$(5.3)	$(32.9)

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

The following table sets forth, for the three and nine months ended September 30, 2018 and 2017, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that partially may be based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(Unaudited)
Applebee’s Restaurant Data
Effective Restaurants(a)
Franchise	1,875	1,953	1,899	1,981

System-wide(b)
Sales percentage change(c)	5.1%	(9.7)%	3.0%	(8.6)%
Domestic same-restaurant sales percentage change(d)	7.7%	(7.7)%	5.5%	(7.3)%
Average weekly domestic unit sales (in thousands)	$44.8	$40.9	$46.7	$43.5

IHOP Restaurant Data
Effective Restaurants(a)
Franchise	1,640	1,586	1,628	1,568
Area license	162	162	163	165
Company	—	—	—	6

Total	1,802	1,748	1,791	1,739

System-wide(b)
Sales percentage change(c)	3.9%	(0.7)%	3.6%	(0.1)%
Domestic same-restaurant sales percentage change(d)	1.2%	(3.2)%	1.0%	(2.5)%

Franchise(b)
Sales percentage change(c)	3.9%	0.3%	4.2%	0.5%
Domestic same-restaurant sales percentage change(d)	1.2%	(3.2)%	1.0%	(2.5)%
Average weekly unit sales (in thousands)	$35.9	$35.7	$36.4	$36.3

Area License (b)
Sales percentage change(c)	3.7%	(5.7)%	1.7%	(3.6)%

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(a)

“Effective Restaurants” are the weighted average number of restaurants open in a given fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which includes restaurants owned by franchisees and area licensees as well as those owned by the Company.

(b)

“System-wide” sales are retail sales at Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase in franchisees’ reported sales will result in a corresponding increase in our royalty revenue, while a decrease in franchisees’ reported sales will result in a corresponding decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, IHOP franchise restaurants and IHOP area license restaurants for the three and nine months ended September 30, 2018 and 2017 were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(In millions)
Reported sales (unaudited)
Applebee’s domestic franchise restaurant sales	$1,005.0	$956.5	$3,183.5	$3,092.3
IHOP franchise restaurant sales	765.6	$736.9	2,312.8	$2,220.3
IHOP area license restaurant sales	69.4	$67.0	212.2	$208.7

Total	$1,840.0	$1,760.4	$5,708.5	$5,521.3

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Domestic same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period, compared to the same weeks in the prior year for domestic restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the domestic restaurants open throughout both fiscal periods being compared may be different from period to period. Same-restaurant sales percentage change does not include data on IHOP area license restaurants located in Florida.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(unaudited)

The following table summarizes our restaurant development activity:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Applebee’s Restaurant Development Activity
Beginning of period:	1,883	1,968	1,936	2,016

Franchise restaurants opened:
Domestic	1	2	2	7
International	—	2	3	6

Total franchise restaurants opened	1	4	5	13

Franchise restaurants closed:
Domestic	(25)	(22)	(77)	(74)
International	(3)	(5)	(8)	(10)

Total franchise restaurants closed	(28)	(27)	(85)	(84)

Net franchise restaurant reduction	(27)	(23)	(80)	(71)

Total Applebee’s restaurants, end of period	1,856	1,945	1,856	1,945

Domestic	1,707	1,791	1,707	1,791
International	149	154	149	154

IHOP Restaurant Development Activity
Summary - beginning of period:
Franchise	1,640	1,586	1,622	1,556
Area license	165	166	164	167
Company	—	—	—	10

Total IHOP restaurants, beginning of period	1,791	1,752	1,786	1,733

Franchise/area license restaurants opened:
Domestic franchise	10	11	32	31
Domestic area license	1	1	3	1
International franchise	6	6	14	18

Total franchise/area license restaurants opened	17	18	49	50

Franchise/area license restaurants closed:
Domestic franchise	(4)	(2)	(10)	(11)
Domestic area license	(4)	(1)	(5)	(2)
International franchise	—	(5)	(6)	(7)
International area license	—	(1)	—	(1)

Total franchise/area license restaurants closed	(8)	(9)	(21)	(21)

Net franchise/area license restaurant development	9	9	28	29

Refranchised from Company restaurants	—	—	1	9
Franchise restaurants reacquired by the Company	—	—	(1)	—

Net franchise/area license restaurant additions	9	9	28	38

Summary - end of period
Franchise	1,652	1,596	1,652	1,596
Area license	162	165	162	165
Company	—	—	—	—

Total IHOP restaurants, end of period	1,814	1,761	1,814	1,761

Domestic	1,691	1,655	1,691	1,655
International	123	106	123	106